Exhibit 23.2

Consent of Independent Auditor

We have issued our report dated May 16, 2018, with respect to the balance sheet of 9374-8572 Québec Inc. contained in the final prospectus/proxy statement, filed on September 28, 2018, relating to the Registration Statement on Form F-4 (File No. 333-227310), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Raymond Chabot Grant Thornton LLP

Chartered Professional Accountants

Montréal, Québec

Canada

November 20, 2018